Exhibit 99.1
Crescent Energy Reports Second Quarter 2026 Results

Houston, August 3, 2026 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company"), today announced financial and operating results for the second quarter of 2026. A supplemental slide deck can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT on Tuesday, August 4, 2026. Details can be found in this release.

Second Quarter 2026 Highlights
–Delivered strong financial and operating performance, exceeding expectations across all key metrics
–Generated record Operating Cash Flow of $707 million and record Levered Free Cash Flow(1) of $418 million, supporting deleveraging and shareholder returns
–Produced 335 MBoe/d, including 140 MBo/d of oil, driven by consistent execution across the portfolio
–Achieved operating expense of $13.38/Boe and adjusted operating expense, excluding production and other taxes(1) of $10.95/Boe, approximately 9% below the prior 2026 guidance midpoint
–Enhanced 2026 guidance with higher total and oil production and lower operating costs, reflecting strong first-half performance and confidence in repeatable delivery
–Increased the Permian synergy target to approximately $250 million to $300 million, roughly three times the original target, with approximately $190 million captured to date
–Improved capital efficiency and returns through lower development costs across the Eagle Ford, Permian and Uinta
–Strengthened the balance sheet through debt repayment, including the redemption of the remaining $259 million of senior notes due 2029, while maintaining approximately $2.0 billion of pro forma liquidity and no near-term maturities
–Declared a fixed quarterly dividend of $0.12 per share

“Across the portfolio, consistent execution is translating into higher production, structurally lower costs and stronger free cash flow,” said Crescent CEO David Rockecharlie. “That operating momentum supports an enhanced outlook, both in 2026 and beyond, and gives us a greater opportunity to create value through free cash flow and disciplined capital allocation.”

Second Quarter 2026 Financial and Operating Results
Second quarter production averaged 335 MBoe/d (approximately 42% oil and 64% liquids), with 140 MBo/d of oil production. The Company drilled 43 gross operated wells (26 in the Eagle Ford, 9 in the Permian and 8 in the Uinta), brought online 32 gross operated wells (16 in the Eagle Ford, 12 in the Permian and 4 in the Uinta) and incurred capital expenditures (excluding acquisitions) of $284 million during the second quarter.

Crescent reported $494 million of net income and $263 million of Adjusted Net Income(1) in the second quarter. The Company generated record Adjusted EBITDAX(1) of $798 million, record Operating Cash Flow of $707 million and record Levered Free Cash Flow(1) of $418 million for the period, supported by disciplined capital investment and strong operational execution.

Enhanced 2026 Outlook
Relative to its original 2026 outlook issued in February, the Company increased its total and oil production guidance following stronger-than-expected first-half performance and continued operational execution across the portfolio, while maintaining its development capital outlook. The Company also reduced its adjusted operating expense and production tax guidance to reflect continued efficiency gains and lower costs. The combination of higher expected production and lower operating costs is expected to support incremental free cash flow generation in 2026.

	Prior 2026 Outlook	Current 2026 Outlook	Change in Midpoint
Total Production (MBoe/d) Oil Production (% of Total)	320 - 335 40% - 42%	327 - 335 40% - 42%	+1%
Adj. Opex(1)(2) ($/Boe)	$11.50 - $12.50	$11.00 - $12.00	(4%)
Production Taxes (% of Commodity Revenue)	6.0% - 7.0%	5.0% - 6.0%	(15%)
Development Capital ($ MM)	$1,325 - $1,425	$1,325 - $1,425	0%
Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see "Cautionary Statement Regarding Forward-Looking Statements."

Permian Optimization
Crescent continued to advance the optimization of the Permian assets during the second quarter. Based on accelerated synergy capture and continued operating improvements, the Company increased its synergy target to approximately $250 million to $300 million, roughly three times its original target, with approximately $190 million captured to date.

Balance Sheet
In July 2026, Crescent redeemed the remaining $259 million of 7.75% senior notes due 2029 at par, reducing cash interest expense and eliminating the Company's nearest maturity. As of June 30, 2026, the Company had approximately $2.2 billion of liquidity and expects to maintain approximately $2.0 billion of liquidity following the redemption.

Shareholder Return
Crescent's long-standing "all-of-the-above" return of capital framework includes a fixed quarterly dividend and an opportunistic share repurchase program. For the second quarter of 2026, the Company's Board of Directors (the "Board") approved a cash dividend of $0.12 per share. The second quarter dividend is payable on August 31, 2026, to shareholders of record as of the close of business on August 17, 2026. Any payment of future dividends is subject to Board approval and other factors.

As of June 30, 2026, our share repurchase program (the "Share Repurchase Program") has approximately $336 million of availability remaining. Repurchases of shares of the Company's common stock under the Share Repurchase Program may be made by the Company from time to time in the open market, in a privately negotiated transaction, through purchases made in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Conference Call Information
Crescent plans to host a conference call to discuss its second quarter of 2026 financial and operating results at 10 a.m. CT on Tuesday, August 4, 2026. Complete details are below. A webcast replay will be available on the website following the call.

Date: Tuesday, August 4, 2026
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 833-461-5787 / 585-542-9983 (Domestic / International)
Meeting ID: 743 057 197
Webcast Link: www.crescentenergyco.com

About Crescent Energy Company
Crescent is a differentiated energy company committed to delivering value through a disciplined, returns-driven growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines significant cash flow from stable production with deep, high-quality development inventory. Our activities are focused in the Eagle Ford, Permian and Uinta Basins, and we own minerals and royalty interests across premier U.S. oil and natural gas basins, primarily operated by large, well-capitalized companies, with a core focus in the Eagle Ford. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Crescent expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding our ability to integrate operations or realize any anticipated operational or corporate synergies and other benefits of our acquisitions, including the acquisition of Vital Energy, Inc. (the “Permian Acquisition”); the risk that the Permian Acquisition may not be accretive, and may be dilutive, to Crescent’s earnings per share, which may negatively affect the market price of Crescent common stock; our ability to identify and select opportunities for additional acquisitions, dispositions and other strategic transactions; federal and state regulations and laws, including the One Big Beautiful Bill Act (the “OBBBA”), the Inflation Reduction Act of 2022 (“IRA 2022”) and any impact thereon by the OBBBA, IRA 2022, taxes, tariffs and international trade, safety and the protection of the environment; general economic conditions, including the impact of inflation, elevated interest rates and associated changes in monetary policy; the impact of central bank policy actions, including any changes in its policy priorities, and disruptions in the banking industry and capital markets; political and economic conditions and events in the U.S. and in foreign oil, natural gas and natural gas liquids (“NGL”) producing countries, including embargoes, political and regulatory changes implemented by the Trump Administration, continued hostilities in the Middle East, including the Israel-Hamas conflict and the conflict with Iran, and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions and developments in South America and in China and acts of terrorism or sabotage; our ability to predict and manage the effects of actions of Organization of Petroleum Exporting Countries and its allies and agreements to set and maintain production levels, including compliance with, changes to or departures from such arrangements, the effects of which may be exacerbated by the continued hostilities in the Middle East, including with Iran, and developments in Venezuela and other major oil-producing countries; and the severity and duration of public health crises and any resultant impact on governmental actions, commodity prices, supply and demand considerations, and storage capacity. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
We have evaluated how we are organized and managed and have identified one reportable segment, which is our interests related to the exploration and production of crude oil, natural gas and NGLs from operated and non-operated wells. We consider our gathering, processing and marketing functions as ancillary to our oil and gas producing activities. Substantially all of our operations and assets are located onshore in the United States, and substantially all of our revenues are attributable to United States customers. We present certain operational results for Crescent Royalty Finance LLC ("CRF") separately from the Crescent Energy Finance LLC ("CEF") operational results because we believe that it permits investors to better understand the performance of this aspect of our business.

Crescent Operational Summary

	For the three months ended
	June 30, 2026	June 30, 2025	March 31, 2026
Total Consolidated
Average daily net sales volumes:
Oil (MBbls/d)	140	108	140
Natural gas (MMcf/d)	715	644	743
NGLs (MBbls/d)	76	48	77
Total (MBoe/d)	335	263	341
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$96.61	$61.47	$71.00
Natural gas ($/Mcf)	0.52	2.71	2.37
NGLs ($/Bbl)	18.67	22.59	18.05
Total ($/Boe)	45.63	35.96	38.39
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$73.33	$64.27	$63.75
Natural gas ($/Mcf)	1.74	2.60	2.23
NGLs ($/Bbl)	18.67	22.48	18.05
Total ($/Boe)(3)	38.52	36.79	34.93
Expense (per Boe)
Operating expense	$13.38	$16.31	$14.00
Depreciation, depletion and amortization	11.75	12.42	11.55
General and administrative expense	2.02	5.21	2.05
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(2)	$10.95	$12.40	$11.98
Production and other taxes	2.27	2.30	1.82
Adjusted Recurring Cash G&A(1)	1.26	1.22	1.04

	For the three months ended
	June 30, 2026	June 30, 2025	March 31, 2026
Working interest
Average daily net sales volumes:
Oil (MBbls/d)	133	106	136
Natural gas (MMcf/d)	685	626	712
NGLs (MBbls/d)	74	46	75
Total (MBoe/d)	322	257	330
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$96.78	$61.37	$70.91
Natural gas ($/Mcf)	0.46	2.71	2.26
NGLs ($/Bbl)	18.41	22.57	17.93
Total ($/Boe)	45.38	35.98	38.18
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$73.14	$64.22	$63.72
Natural gas ($/Mcf)	1.69	2.59	2.14
NGLs ($/Bbl)	18.41	22.46	17.92
Total ($/Boe)	38.20	36.84	34.95
Expense (per Boe)
Operating expense	$13.76	$16.58	$14.32

	For the three months ended
	June 30, 2026	June 30, 2025	March 31, 2026
Minerals and royalties
Average daily net sales volumes:
Oil (MBbls/d)	6	2	4
Natural gas (MMcf/d)	30	17	30
NGLs (MBbls/d)	2	1	2
Total (MBoe/d)	13	6	11
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$92.88	$66.51	$74.10
Natural gas ($/Mcf)	1.92	2.72	4.89
NGLs ($/Bbl)	27.13	23.25	22.95
Total ($/Boe)	51.45	34.95	44.57
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$77.45	$66.51	$65.02
Natural gas ($/Mcf)	2.80	2.72	4.40
NGLs ($/Bbl)	27.06	23.25	22.95
Total ($/Boe)	46.31	34.95	39.90
Expense (per Boe)
Operating expense	$4.26	$5.40	$4.23

Crescent Condensed Consolidated Statements of Operations

(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenues:
Oil	$1,226,826	$602,488	$2,120,146	$1,222,147
Natural gas	33,776	159,001	192,141	346,441
Natural gas liquids	129,371	98,142	254,478	205,717
Midstream and other	4,981	38,352	11,019	73,851
Total revenues	1,394,954	897,983	2,577,784	1,848,156
Expenses:
Lease and asset operating expense	207,122	180,465	441,278	372,469
Workover expense	32,905	19,360	63,245	35,381
Gathering, processing and transportation	94,479	106,074	196,554	211,362
Production and other taxes	69,008	55,105	124,707	115,487
Depreciation, depletion and amortization	358,004	297,056	712,129	579,629
Impairment of oil and natural gas properties	—	2,985	—	48,632
Exploration expense	366	5,574	6,885	5,880
Midstream and other operating expense	4,158	29,027	10,904	58,843
General and administrative expense	61,494	124,612	124,294	181,382
(Gain) loss on sale of assets	(13,568)	(1,910)	(10,690)	(12,772)
Total expenses	813,968	818,348	1,669,306	1,596,293
Income (loss) from operations	580,986	79,635	908,478	251,863
Other income (expense):
Gain (loss) on derivatives	181,883	198,585	(524,708)	107,557
Interest expense	(99,823)	(75,219)	(204,397)	(148,400)
Loss from extinguishment of debt	—	—	(17,397)	—
Other income (expense)	471	115	144	231
Income (loss) from equity affiliates	107	439	56	831
Total other income (expense)	82,638	123,920	(746,302)	(39,781)
Income (loss) before taxes	663,624	203,555	162,176	212,082
Income tax benefit (expense)	(169,920)	(41,057)	(87,648)	(43,670)
Net income (loss)	493,704	162,498	74,528	168,412
Less: net (income) loss attributable to noncontrolling interests	(939)	(1,299)	(1,610)	(3,288)
Less: net (income) loss attributable to redeemable noncontrolling interests	—	(7,978)	—	(14,050)
Net income (loss) attributable to Crescent	$492,765	$153,221	$72,918	$151,074
Net income (loss) per share:
Class A common stock – basic	$1.49	$0.61	$0.22	$0.68
Class A common stock – diluted	$1.30	$0.60	$0.21	$0.67
Class B common stock – basic and diluted	$—	$—	$—	$—
Weighted average shares outstanding:
Class A common stock – basic	330,283	253,174	329,283	222,405
Class A common stock – diluted	381,751	255,447	366,832	225,285
Class B common stock – basic and diluted	—	2,077	—	33,494

Crescent Condensed Consolidated Balance Sheets
(Unaudited)
	June 30, 2026	December 31, 2025
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$264,882	$10,157
Restricted cash	5,467	725,702
Accounts receivable, net	664,936	738,333
Accounts receivable – affiliates	3,899	4,501
Derivative assets – current	53,759	322,784
Prepaid expenses	49,642	46,309
Other current assets	60,027	13,271
Total current assets	1,102,612	1,861,057
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	14,132,507	13,264,097
Unproved	567,174	413,444
Oil and natural gas properties at cost, successful efforts method	14,699,681	13,677,541
Field and other property and equipment, at cost	177,134	157,031
Total property, plant and equipment	14,876,815	13,834,572
Less: accumulated depreciation, depletion, amortization and impairment	(4,245,505)	(3,558,601)
Property, plant and equipment, net	10,631,310	10,275,971
Derivative assets – noncurrent	22,024	2,829
Investments in equity affiliates	9,149	8,146
Deferred tax asset	73,086	143,706
Other assets	170,195	151,498
TOTAL ASSETS	$12,008,376	$12,443,207

Crescent Condensed Consolidated Balance Sheets
(Unaudited)
	June 30, 2026	December 31, 2025
	(in thousands, except share data)

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$977,199	$1,121,678
Accounts payable – affiliates	20,814	46,279
Derivative liabilities – current	28,345	—
Financing lease obligations – current	4,225	4,860
Other current liabilities	136,752	86,603
Total current liabilities	1,167,335	1,259,420
Long-term debt	5,166,022	5,524,128
Derivative liabilities – noncurrent	9,854	13,421
Asset retirement obligations	379,933	383,057
Deferred tax liability	15,127	11,671
Financing lease obligations – noncurrent	1,435	3,228
Other liabilities	109,081	82,847
Total liabilities	6,848,787	7,277,772
Commitments and contingencies
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 337,536,206 and 334,979,293 shares issued, 330,345,624 and 327,900,272 shares outstanding as of June 30, 2026 and December 31, 2025, respectively.	33	33
Class B common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2026 and December 31, 2025.	—	—
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of June 30, 2026 and December 31, 2025.	—	—
Treasury stock, at cost; 7,190,582 and 7,079,021 shares of Class A common stock as of June 30, 2026 and December 31, 2025, respectively.	(72,441)	(71,054)
Additional paid-in capital	5,191,073	5,228,928
Retained earnings (accumulated deficit)	33,287	—
Noncontrolling interests	7,637	7,528
Total equity	5,159,589	5,165,435
TOTAL LIABILITIES AND EQUITY	$12,008,376	$12,443,207

Crescent Condensed Consolidated Statements of Cash Flows

(Unaudited)
	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$74,528	$168,412
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	712,129	579,629
Impairment expense	—	48,632
Deferred tax expense (benefit)	86,469	26,184
(Gain) loss on derivatives	524,708	(107,557)
Net cash (paid) received on settlement of derivatives	(343,169)	9,195
Non-cash equity-based compensation expense	44,709	119,493
Amortization of debt issuance costs, premium and discount	8,233	7,541
Loss from debt extinguishment	17,397	—
(Gain) loss on sale of oil and natural gas properties	(10,690)	(12,772)
Settlement of acquired derivative contracts	122,632	34,895
Other	(13,410)	(15,814)
Changes in operating assets and liabilities	(107,557)	(21,758)
Net cash provided by operating activities	1,115,979	836,080
Cash flows from investing activities:
Development of oil and natural gas properties	(651,334)	(476,052)
Acquisitions of oil and natural gas properties, net of cash acquired	(354,423)	(884,366)
Proceeds from the sale of oil and natural gas properties	12,756	91,372
Purchases of restricted investment securities – HTM	(14,543)	(8,969)
Maturities of restricted investment securities – HTM	14,577	8,904
Other	(10,683)	—
Net cash used in investing activities	(1,003,650)	(1,269,111)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	671,025	—
2031 Convertible Notes capped call	(56,649)	—
Repurchase of Senior Notes, including extinguishment costs	(551,258)	—
Revolving Credit Facility borrowings	2,255,500	1,783,000
Revolving Credit Facility repayments	(3,028,148)	(1,459,500)
CRF Credit Facility borrowings	230,000	—
Proceeds from issuance of CRF Term Loan	135,000	—
Repayments of CRF Term Loan	(89,500)	—
Payment of debt issuance costs	(9,682)	(1,777)
Settlement of Ridgemar contingent earn-out consideration	(18,718)	—
Dividends	(78,979)	(54,011)
Distributions to redeemable noncontrolling interests	—	(16,587)
Repurchase of noncontrolling interest	(32,196)	—
Noncontrolling interest distributions	(1,501)	(2,062)
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(1,386)	—
Repurchases of Class A common stock	—	(33,828)
Other	—	(1,855)
Net cash provided by (used in) financing activities	(576,492)	213,380
Net change in cash, cash equivalents and restricted cash	(464,163)	(219,651)
Cash, cash equivalents and restricted cash, beginning of period	753,310	240,908
Cash, cash equivalents and restricted cash, end of period	$289,147	$21,257

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A and Net Leverage. These supplemental non-GAAP performance measures are used by Crescent's management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent's audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, equity-based compensation, (gain) loss on sale of assets, other (income) expense and transaction and nonrecurring expenses. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by OpCo and settlement of acquired derivative contracts. We included certain redeemable noncontrolling interest distributions made by OpCo to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo.

Adjusted EBITDAX is not a measure of performance as determined by GAAP. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, our revolving credit facility (the "Revolving Credit Facility") and our outstanding senior notes (collectively, the "Senior Notes") include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts and premiums, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Levered Free Cash Flow is not a measure of liquidity as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP liquidity measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful liquidity measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, Net cash flow provided by operating activities as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual liquidity, operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss) and Levered Free Cash Flow (non-GAAP) to Net cash provided by operating activities, the most directly comparable financial measure, respectively, calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income (loss)	$493,704	$162,498	$74,528	$168,412
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	99,823	75,219	204,397	148,400
Loss from extinguishment of debt	—	—	17,397	—
Income tax expense (benefit)	169,920	41,057	87,648	43,670
Depreciation, depletion and amortization	358,004	297,056	712,129	579,629
Exploration expense	366	5,574	6,885	5,880
Non-cash (gain) loss on derivatives	(419,080)	(178,592)	181,539	(98,362)
Impairment expense	—	2,985	—	48,632
Non-cash equity-based compensation expense	21,280	93,268	44,709	119,493
(Gain) loss on sale of assets	(13,568)	(1,910)	(10,690)	(12,772)
Other (income) expense	(471)	(115)	(144)	(231)
Certain RNCI Distributions made by OpCo	—	—	—	(4,242)
Transaction and nonrecurring expenses(4)	25,893	(193)	46,641	9,906
Settlement of acquired derivative contracts(5)	62,069	17,007	122,632	34,895
Adjusted EBITDAX (non-GAAP)	$797,940	$513,854	$1,487,671	$1,043,310
Working interest and other Adjusted EBITDAX	$748,524	$497,925	$1,404,051	$1,009,313
Minerals and royalties Adjusted EBITDAX	$49,416	$15,929	$83,620	$33,997
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums	(95,576)	(71,430)	(196,164)	(140,859)
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(11,963)	—
Current income tax benefit (expense)	(562)	(6,673)	(1,179)	(17,486)
Tax-related RNCI Distributions made by OpCo	—	(165)	—	(260)
Development of oil and natural gas properties	(284,124)	(264,711)	(668,848)	(472,253)
Levered Free Cash Flow (non-GAAP)	$417,678	$170,875	$609,517	$412,452
Working interest and other Levered Free Cash Flow	$373,536	$154,891	$533,569	$378,400
Minerals and royalties Levered Free Cash Flow	$44,142	$15,984	$75,948	$34,052

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net cash provided by operating activities	$706,788	$498,966	$1,115,979	$836,080
Changes in operating assets and liabilities	(34,710)	(73,544)	107,557	21,758
Certain RNCI Distributions made by OpCo	—	—	—	(4,242)
Tax-related RNCI Distributions made by OpCo	—	(165)	—	(260)
Transaction and nonrecurring expenses(4)	25,893	(193)	46,641	9,906
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(11,963)	—
Exploration expense	366	5,574	6,885	5,880
Other adjustments and operating activities	3,465	4,948	13,266	15,583
Development of oil and natural gas properties	(284,124)	(264,711)	(668,848)	(472,253)
Levered Free Cash Flow (non-GAAP)	$417,678	$170,875	$609,517	$412,452

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income (loss)	$493,704	$162,498	$74,528	$168,412
Unrealized (gain) loss on derivatives	(419,080)	(178,592)	181,539	(98,362)
Non-cash equity-based compensation expense	21,280	93,268	44,709	119,493
(Gain) loss on sale of assets	(13,568)	(1,910)	(10,690)	(12,772)
Certain RNCI Distributions made by OpCo	—	(165)	—	(4,502)
Transaction and nonrecurring expenses	25,893	(193)	46,641	9,906
Settlement of acquired derivative contracts	62,069	17,007	122,632	34,895
Impairment expense	—	2,985	—	48,632
Loss from extinguishment of debt	—	—	17,397	—
Income tax (benefit) expense	169,919	41,056	87,648	43,670
Provision for Income Taxes on Adjusted Net Income(6)	(77,210)	(32,483)	(125,904)	(60,517)
Adjusted Net Income (non-GAAP)	$263,007	$103,471	$438,500	$248,855
Adjusted EPS	$0.69	$0.40	$1.20	$0.96

Net Leverage
Crescent defines Net Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreements (collectively, the "Credit Agreements") governing the Revolving Credit Facility and CRF Credit Facility, as applicable. Management believes Net Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreements, (i) consolidated total debt is calculated as total principal amount of Senior Notes, net of unamortized discount, premium and issuance costs, plus borrowings on our Revolving Credit Facility or CRF Credit Facility, as applicable, and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

	June 30, 2026
	Total consolidated	Working interest (CEF)	Minerals and royalties (CRF)(9)
	(in millions)
Total debt(7)(8)	$5,166	$4,221	$274
Less: cash and cash equivalents	(265)	(256)	(8)
Net Debt	$4,901	$3,965	$266

Adjusted EBITDAX for Leverage Ratio	$3,137	$2,939	$198

Net Leverage	1.6x	1.3x	1.3x

Additional Non-GAAP Measures
Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding equity-based compensation and transaction and nonrecurring expenses, and including cash distributions initiated by Manager Compensation. We included "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and equity-based compensation and includes Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent measures not impacted by the amount of OpCo's ownership under management, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
General and administrative expense	$61,494	$124,612	$124,294	$181,382
Less: Non-cash equity-based compensation expense	(21,280)	(93,268)	(44,709)	(119,493)
Less: transaction and nonrecurring expenses (G&A)(10)	(1,867)	(1,769)	(9,295)	(4,089)
Plus: Certain RNCI Distributions made by OpCo	—	—	—	4,242
Adjusted Recurring Cash G&A	$38,347	$29,575	$70,290	$62,042

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Cash RNCI Distributions initiated by Class A common stock dividend. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Dividend to Class A common stock	$39,631	$30,554	$78,979	$54,011
Plus: Cash RNCI Distributions initiated by Class A common stock dividend	—	—	—	7,560
Adjusted Dividends Paid	$39,631	$30,554	$78,979	$61,571

(1)Non-GAAP financial measure. Please see "Reconciliation of Non-GAAP Measures" above for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.
(2)Adjusted operating expense, excluding production and other taxes includes lease and asset operating expense, workover expense, gathering, processing and transportation and midstream and other revenue net of expense.
(3)The realized price presented above does not include $62.1 million, $17.0 million and $60.6 million received from the settlement of acquired oil, gas and NGL derivative contracts for the three months ended June 30, 2026, June 30, 2025 and March 31, 2026, respectively. Total average realized prices, after effects of derivatives settlements, would have been $40.56, $37.50 and $36.91/Boe for the three months ended June 30, 2026, June 30, 2025 and March 31, 2026, respectively.
(4)Transaction and nonrecurring expenses of $25.9 million and $46.6 million for the three and six months ended June 30, 2026, were primarily related to earnout payments in connection with the Company's acquisition of certain Eagle Ford assets in January 2025 (the "January 2025 Eagle Ford Acquisition"), the Permian Acquisition transaction costs, capital markets transactions and divestitures and restructuring costs. Transaction and nonrecurring expense credits of $0.2 million and $9.9 million for the three and six months ended June 30, 2025, were primarily related to uncapitalized transaction costs related to the January 2025 Eagle Ford Acquisition and transaction costs related to our divestitures and the Company's acquisition of certain Eagle Ford assets in July 2024 (the "July 2024 Eagle Ford Acquisition"), partially offset by proceeds from a legal settlement.
(5)Represents the settlement of certain oil, gas and NGL commodity derivative contracts acquired in connection with the July 2024 Eagle Ford Acquisition and the Permian Acquisition.
(6)Income taxes on Adjusted Net Income (non-GAAP) represent the amount of income tax expense we would have incurred after giving effect to the items impacting Adjusted Net Income. This tax provision is presented as a separate line item in the calculation of Adjusted Net Income to align the tax expense with the period’s adjusted earnings measure.
(7)Includes $60.3 million, $40.1 million and $1.6 million of unamortized discount, premium and issuance costs for total consolidated, CEF and CRF, respectively.

(8)Total consolidated debt includes CEF, CRF and corporate-level items (including the 2.75% convertible notes due 2031) and does not equal the sum of CEF and CRF.
(9)During the initial covenant periods until December 31, 2026, Net Leverage for CRF Credit Facility is calculated on an annualized basis.
(10)Transaction and nonrecurring expenses (G&A) of $1.9 million and $9.3 million for the three and six months ended June 30, 2026, were primarily related to the Permian Acquisition transaction costs, capital markets transactions and divestitures and restructuring costs. Transaction and nonrecurring expenses of $1.8 million and $4.1 million for the three and six months ended June 30, 2025, were primarily related to uncapitalized transaction costs related to the January 2025 Eagle Ford Acquisition and transaction costs related to the July 2024 Eagle Ford Acquisition.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.